NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

CASTLE BRANDS INC.

5% SUBORDINATED CONVERTIBLE NOTE DUE 2018
(this “Note”)

, 2013	New York, New York $[ ]

FOR VALUE RECEIVED, the undersigned, Castle Brands Inc., a Florida corporation (the “Company”), promises to pay to the order of [      ] (the “Holder”), the principal sum of $[      ] plus interest to the extent and at the rate specified in Section 1 below from and after the date hereof. This Note is issued pursuant to the terms of that certain 5% Subordinated Convertible Notes Purchase Agreement, made as of October 21, 2013, by and among the Company and each person or entity named on the Schedule of Purchasers thereto (the “Agreement”).

1. Payments; Subordination.

a) The unpaid principal balance of this Note, and all accrued but unpaid interest earned hereon, shall be due and payable, without demand or notice, on December 15, 2018 (the “Maturity Date”). The Company will pay interest quarterly on the unpaid balance of this Note in arrears on December 15, March 15, June 15 and September 15 of each year, or if any such day is not a business day, on the next succeeding business day. Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first interest payment date shall be December 15, 2013. Interest shall be due and payable, without demand or notice, on such dates, at a rate of five percent (5.00%) per annum, (computed on the basis of a 360-day year of twelve (12) thirty (30)-day months) from the date hereof until paid in full.

b) All payments (including payments) of principal or interest made by the Company hereunder shall be made without set off, deduction, or counterclaim on the due date thereof by wire transfer of immediately available funds to the Holder at such account as shall be specified in writing by the Holder to the Company. If payment hereunder becomes due and payable on a day that is not a business day, the payment due date shall be extended to the next succeeding business day.

c) Optional Prepayment. This Note may be prepaid by the Company, in whole or in part, without penalty, at any time.

d) Subordination. All claims of the Holder to principal, interest and any other amounts owed under this Note are hereby subordinated in right of payment to all indebtedness of the Company existing as of the date hereof.

2. Conversion.

a) Conversion by Holder. This Note and any accrued but unpaid interest thereon shall be convertible, in whole or in part, at the option of the Holder at any time prior to the Maturity Date, into the number (rounded to the nearest whole) of fully paid shares of Common Stock of the Company (the “Common Stock”) equal to (i) the aggregate principal amount of this Note and any accrued but unpaid interest thereon being converted through the Date of Conversion (as defined below), divided by (ii) $0.90 (the “Conversion Price”). If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution payable in shares of Common Stock on all shares or to all holders of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this ýSection 2(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

b) Conversion Procedures. In order to convert this Note and/or accrued but unpaid interest thereon, or a portion thereof, into Common Stock, the Holder shall deliver prior to 5:00 p.m., New York time, on any business day, a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A (the “Notice of Conversion”) to the Company at its principal office, which notice shall specify the principal amount of this Note and/or accrued but unpaid interest thereon to be converted on the date the Notice of Conversion is delivered to the Company (the “Date of Conversion”), duly completed as appropriate.

c) Share Issuance. The Company shall issue and deliver, within ten (10) business days after delivery to the Company of the Notice of Conversion, to the Holder or to the nominee of such Holder, at the address of the Holder on the books of the Company or as otherwise directed by such Holder on the Notice of Conversion, a certificate evidencing the shares of Common Stock to which the Holder shall be entitled. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on the Date of Conversion. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless this Note is delivered to the Company or the Holder notifies the Company that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note. The Company shall, within ten (10) business days after such delivery, or such agreement and indemnification, issue and deliver a certificate representing the number of fully paid shares of Common Stock into which the Note converts in accordance with the provisions herein.

d) Adjustment of Principal and Accrued Interest Upon Conversion. Following any conversion, the principal amount of this Note and accrued but unpaid interest thereon shall be reduced in an amount equal to the portion of the principal amount of this Note and accrued but unpaid interest thereon so converted. Within ten (10) business days after delivery to the Company of the Notice of Conversion and this Note, the Company shall issue and deliver to the Holder or to the nominee of such Holder, at the address of the Holder on the books of the Company or as otherwise directed by such Holder, a replacement note otherwise identical to this Note evidencing the principal amount of this Note and accrued but unpaid interest thereon that has not been converted.

e) Reserved Shares. The Company shall at all times keep authorized and approved under its Articles of Incorporation, as amended, solely for the purpose of effecting the conversion, the number of shares of Common Stock issuable upon the conversion of the outstanding principal amount of this Note and accrued but unpaid interest thereon and shall take all such action as may be required from time to time in order that it may, subject to the surrender of this Note, validly and legally issue shares of Common Stock upon such conversion.

f) Adjustment for Reorganizations. If, prior to the Maturity Date or the conversion of the entire principal amount of this Note and accrued but unpaid interest thereon, there shall be any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer, sale of all or substantially all of the Company’s assets or other similar transaction as a result of which the shares of Common Stock shall be changed into the same or a different amount of equity interests, shares of a class or classes of stock or securities of the Company or another entity, or other property, then the Holder shall thereafter have the right to purchase and receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such equity interests, shares of stock, securities and/or other property as may be issued or payable with respect to or in exchange for the shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of this Note held by such Holder had such merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer, sale of all or substantially all of the Company’s assets or other similar transaction not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of this Note) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof.

g) Legend. All certificates representing shares of Common Stock issued hereunder shall bear on the face thereof a legend substantially in the form set forth below:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAW. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

h) Forced Conversion. Notwithstanding anything herein to the contrary, if (a) the average daily volume of the Common Stock (as reported on the principal market or exchange on which the Common Stock is listed or quoted for trading (the “Principal Trading Market”) exceeds $50,000 per Trading Day and (b) the volume weighted average price of the Common Stock for at least twenty (20) Trading Days during any thirty (30) consecutive Trading Day period exceeds 250% of the then-current Conversion Price, the Company may, within five (5) Trading Days after the end of any such thirty (30) consecutive Trading Day period, deliver a written notice to holders of all notes issued pursuant to the Agreement (a “Forced Conversion Notice” and the date such notice is delivered to all such holders, the “Forced Conversion Notice Date”) to cause each holder to convert all or part of such holder’s notes (as specified in such Forced Conversion Notice) plus all accrued but unpaid interest thereon, it being agreed that the “Conversion Date” shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”). Any Forced Conversion Notices shall be applied ratably to the holders of all notes issued pursuant to the Agreement based on each holder’s then-current note holdings. For purposes hereof, “Trading Day” shall mean a day on which the Principal Trading Market is open for trading.

3. Representations and Warranties. The Company represents and warrants to the Holder that:

a) It is duly organized, validly existing and in good standing under the laws of the State of Florida;

b) It has full power and legal right to execute and deliver this Note and to perform its obligations hereunder, and its execution and delivery of this Note, and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate action and do not conflict with any law or contractual restriction binding upon or affecting it or any of its property or assets, except where such conflict, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect;

c) This Note constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally and subject to the applicability of general principles of equity;

d) No consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Company of this Note that has not been received or made, as applicable; and

e) There are currently no material judgments entered against the Company, and the Company is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority.

4. Events of Default.

a) The occurrence of any of the following events shall constitute an “Event of Default” under this Note:

i) Failure by the Company to pay when due an installment of principal, interest or other amount owing under this Note on or before the date such payment is due, and such failure continues for five (5) days following written notice of such default to the Company;

ii) The Company fails to comply with or perform any other term, obligation, covenant or condition contained in this Note and which failure shall continue for five (5) consecutive days following written notice of such default to the Company;

iii) The Company or Castle Brands (USA) Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“CBUSA”), shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (b) consent to the entry of an order for such relief in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for either the Company or CBUSA, or for all or substantially all of the assets of the Company or CBUSA; or (d) make any general assignment for the benefit of creditors;

iv) There shall have occurred a default by the Company or CBUSA in the payment of principal or interest on any obligation in excess of $50,000 for borrowed money beyond the period of grace, if any, provided with respect thereto or default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity and such default remains unremedied for a period of 10 days;

v) A final judgment for the payment of money in excess of $50,000 shall be rendered against the Company or CBUSA and the same shall remain undischarged for a period of thirty (30) days during which execution of such judgment shall not be effectively stayed; or

vi) The non-payment, for any reason, of any check tendered to Holder by the Company.

b) Upon the occurrence of an Event of Default, all amounts due hereunder, including, without limitation, the unpaid principal balance and accrued and unpaid interest thereon, shall, at the Holder’s option, become immediately due and payable upon written notice to the Company; provided, however, that upon the occurrence of an Event of Default described in Section 4.a)iii), all such amounts shall be immediately due and payable automatically and without written notice or demand by the Holder. Upon the occurrence of an Event of Default, the Holder may additionally exercise any of its other rights and remedies granted hereunder or under applicable law. Such remedies shall be cumulative and concurrent and may be pursued singly, successively or together, at the Holder’s option, and as often as the occasion therefore arises.

5. Miscellaneous.

a) Governing Law. The validity and interpretation of this Note, and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of New York.

b) Submission to Jurisdiction. THE COMPANY, AND THE HOLDER BY ITS ACCEPTANCE HEREOF AND AS SET FORTH IN THE AGREEMENT, HEREBY EXPRESSLY AND IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND STATE COURTS SITTING IN NEW YORK COUNTY, NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY; AND (II) WAIVES (A) ITS RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PURCHASER AND FOR ANY COUNTERCLAIM RELATED TO ANY OF THE FOREGOING AND (B) ANY OBLIGATION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

c) Costs. The Company agrees to pay all cost of collection, including reasonable attorney’s fees (including attorney’s fees on appeal) in case the principal of this Note or any payment on the principal or interest thereon is not paid at the respective maturity thereof, whether suit be brought or not.

d) Presentment. The Company hereby waives presentment, demand for payment (except as expressly required herein), protest, notice of protest, notice of dishonor and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.

e) Lost, Stolen, Destroyed or Mutilated Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, the Company will issue a new Note of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Holder agrees to indemnify and hold the Company harmless in respect of any such lost, stolen, destroyed or mutilated Note.

f) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or sent by telecopy with confirmation of transmission by the transmitting equipment, four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight courier, addressed as follows:

If to the Company:
Castle Brands Inc. 122 East 42nd Street, Suite 4700 New York, NY 10168 Attention: Alfred J. Small Facsimile: (646) 356.0222

with a copy (which shall not constitute notice) to:
Greenberg Traurig, P.A 333 Avenue of the Americas (333 S.E. Second Ave.) Miami, Florida 33131 Attn: Robert L. Grossman Facsimile: (305) 961.5756

If to the Holder: To the address listed in the Purchase Agreement

g) Severability. If any provision of this Note is held to be invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first above written.

COMPANY:

CASTLE BRANDS INC.

By:
Name:
Title:

Exhibit A

Notice of Conversion

       (“Holder”) hereby elects to convert $      principal amount and $      accrued but unpaid interest thereon of the 5% Subordinated Convertible Note due 2018, dated        (the “Note”), issued by Castle Brands Inc., a Florida corporation (the “Company”), into        shares of        Common Stock of the Company (the “Shares”) at a Conversion Rate of        according to the conditions set forth in the Note as of the date written below. No fee will be charged to Holder for any conversion.

Date of Conversion:

Name of Holder:

Signature:

Title:

Address for delivery of stock certificate: